EXHIBIT 12

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                            CHELSEA GCA REALTY, INC.
                      CHELSEA GCA REALTY PARTNERSHIP, L.P.
  RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                                                     NINE
                                                     MONTHS
                                                     ENDED
                                                     SEPTEMBER                    Year Ended December 31,
                                                       30,            1996           1995           1994       1993         1992
                                                      1997
Earnings:  (1):
Income from continuing operations.............      $22,929         $31,360        $30,701        $24,966    $ 5,762     $ 2,840
Interest......................................       11,343           8,818          3,129            982     10,110      11,201
Portion of rent expense representative of
    interest..................................          499             665            665            665        665         665
Amortization of loan costs....................          755             810            759             --        687         609
                                                    -------        ----------      --------       --------    --------    ---------
Total earnings................................      $35,526         $41,653        $35,254        $26,613    $17,224     $15,315

FIXED CHARGES AND PREFERRED STOCK DIVIDENDS  (1):
Interest......................................      $11,343        $  8,818        $ 3,129        $   982    $10,110     $11,201
Interest capitalized..........................        3,265           3,924          3,723            375        453         262
Portion of rent expense representative of interest      499             665            665            665        665         665
Amortization of loan costs expensed...........          755             810            795            --         687         609
Amortization of loan costs capitalized........          233             457          1,546            543         --          --
                                                    ---------       ---------       ---------      ---------  --------- ---------
Total fixed charges...........................       16,095         $14,674        $ 9,822         $2,565    $11,915     $12,737
Ratio of earnings to fixed charges............         2.21            2.84           3.59          10.40       1.45        1.20

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(1)   To date the Company has not issued any preferred stock
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